EXHIBIT 10.2
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (this “CIC Agreement”), is entered into between Developers Diversified Realty Corporation, an Ohio corporation (the “Employer”), and Scott A. Wolstein (“Executive”) as of October 15, 2008.
RECITALS
     WHEREAS, Executive is presently employed by Employer as its Chief Executive Officer;
     WHEREAS, Employer wishes to induce Executive to continue as its Chief Executive Officer and, accordingly, to provide certain employment security to Executive in the event of a “Change in Control” (as hereinafter defined);
     WHEREAS, Employer believes that it is in the best interest of its shareholders for Executive to continue in his position on an objective and impartial basis and without distraction or conflict of interest as a result of a possible or actual Change in Control;
     WHEREAS, In consideration of this CIC Agreement Executive is willing to continue as Employer’s Chief Executive Officer; and
     WHEREAS, Employer and Executive intend that this CIC Agreement shall amend and supersede all other change in control agreements between Employer and Executive entered into prior to the date hereof (the “Prior Change in Control Agreements”).
     NOW THEREFORE, IN CONSIDERATION OF EXECUTIVE CONTINUING AS THE CHIEF EXECUTIVE OFFICER OF EMPLOYER AND OF THE MUTUAL PROMISES HEREIN CONTAINED, EXECUTIVE, AND EMPLOYER, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:
ARTICLE I
DEFINITIONS
     As used in this CIC Agreement, (x) capitalized terms that are defined in this CIC Agreement have the meanings given to them in this CIC Agreement, and (y) capitalized terms that are not defined in this CIC Agreement but are defined in Executive’s Employment Agreement have the meanings given to them in Executive’s Employment Agreement.
1.	A “Change in Control” for the purpose of this CIC Agreement means the occurrence of any of the following:
(a)	the Board of Directors or shareholders of Employer approve a consolidation or merger in which Employer is not the surviving corporation, the sale of substantially all of the assets of Employer, or the liquidation or dissolution of Employer;

(b)	any person or other entity (other than Employer or a Subsidiary or any Employer employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of Employer representing 20% or more of the voting power of Employer’s outstanding securities;

(c)	during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period; or

(d)	A record date is established for determining shareholders of Employer entitled to vote upon (i) a merger or consolidation of Employer with another real estate investment trust, partnership, corporation, or other entity in which Employer is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities or other property, (ii) a sale or other disposition of all or substantially all of the assets of Employer or (iii) the dissolution of Employer.
2.	“Executive’s Employment Agreement” means the Employment Agreement between Executive and Employer entered into contemporaneously with this CIC Agreement, as that Employment Agreement may be amended from time to time.

3.	“Shares” means the Common Shares, without par value, of Employer.

4.	“Subsidiary” means any corporation (other than Employer) in an unbroken chain of corporations beginning with Employer if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in that chain.

5.	A “Termination For Cause” for the purposes of this CIC Agreement will be deemed to have occurred if, and only if, Executive has committed a felony under the laws of the United States of America, or of any state or territory thereof, and has been convicted of that felony, or has pled guilty or nolo contendere with respect to that felony, and the commission of that felony resulted in, or was intended to result in, a loss (monetary or otherwise) to Employer or its clients, customers, directors, officers, or employees.
6.	A “Triggering Event” for the purpose of this CIC Agreement will be deemed to have occurred if:
(a)	Within three years after the date on which a Change in Control occurs, Employer terminates the employment of Executive, other than in the case of a Termination For Cause, as herein defined;

(b)	Within three years after the date on which a Change in Control occurs, Employer reduces Executive’s title, responsibilities, power, or authority in comparison with his title, responsibilities, power, or authority at the time of the Change in Control and Executive thereafter terminates his employment with Employer within such three-year period;

(c)	Within three years after the date on which a Change in Control occurs, Employer assigns Executive duties which are inconsistent with the duties assigned to Executive on the date on which the Change in Control occurred and which duties Employer persists in assigning to Executive despite the prior written objection of Executive and Executive thereafter terminates his employment with Employer within such three-year period;

(d)	Within three years after the date on which a Change in Control occurs, Employer (i) reduces Executive’s base compensation, his incentive opportunity bonus percentages of salary, his group health, life, disability, or other insurance programs (including any such benefits provided to Executive’s family), his pension, retirement, or profit-sharing benefits or any benefits provided by any of Employer’s equity-based award plans, or any substitute therefor, (ii) establishes criteria and factors to be achieved for the payment of bonus compensation that are substantially different than the criteria and factors established for other similar executive officers of Employer, (iii) fails to pay Executive any bonus compensation to which Executive is entitled through the achievement of the criteria and factors established for the payment of such bonus, or (iv) excludes Executive from any plan, program, or arrangement in which the other executive officers of Employer are included and Executive thereafter terminates his employment with Employer within such three-year period; or

(e)	Within three years after the date on which a Change in Control occurs, Employer requires Executive to be based at or generally work from any location more than fifty miles from the geographical center of Cleveland, Ohio and Executive thereafter terminates his employment with Employer within such three-year period.
ARTICLE II
SEVERANCE PAYMENT
1.	Upon the occurrence of a Triggering Event, Employer shall pay and provide to Executive all of the amounts and benefits specified in Section 8.2 of Executive’s Employment Agreement except that:
(a)	In lieu of providing continuing life, disability, medical, hospitalization, vision, and dental insurance at the levels specified in Section 5.2 of Executive’s Employment Agreement through the first anniversary of the Termination Date as contemplated in Section 8.2(e) of Executive’s Employment Agreement, Employer shall provide that insurance through the third anniversary of the Termination Date.

(b)	Employer will be deemed to have waived Executive’s obligation to provide a Release as provided in Section 10.2 of Executive’s Employment Agreement and the provision of a Release will not be a condition to Executive receiving any payment or benefit from Employer.
To assure compliance with Section 409A, Employer shall pay and provide the amounts due under this Section II.1 to Executive upon the occurrence of a Triggering Event at the times specified in Executive’s Employment Agreement for the payment and provision of the amounts and benefits specified in Section 8.2 of Executive’s Employment Agreement.
2.	Following the occurrence of a Triggering Event, Employer shall, at its sole expense as incurred, provide Executive with outplacement services from a recognized outplacement service provider to be selected by Executive, the scope of which shall be determined by Executive in his sole discretion; provided that (a) the cost to Employer shall not exceed $75,000, and (b) Employer will not provide any outplacement services to Executive beyond the end of the second calendar year after the calendar year in which the Triggering Event occurs.

ARTICLE III
SUCCESSORS AND PARTIES IN INTEREST
     This CIC Agreement will be binding upon and will inure to the benefit of Employer and its successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation, or otherwise, all or substantially all of the business or assets of Employer. Without limitation of the foregoing, Employer will require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this CIC Agreement in the same manner and to the same extent that it is required to be performed by Employer. This CIC Agreement will be binding upon and will inure to the benefit of Executive, his heirs at law and his personal representatives.
ARTICLE IV
ATTACHMENT
     Neither this CIC Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge or to execution, attachment, levy, or similar process at law, whether voluntary or involuntary.
ARTICLE V
EMPLOYMENT CONTRACT
     This CIC Agreement will not in any way constitute an employment agreement between Employer and Executive and it will not oblige Executive to continue in the employ of Employer, nor will it oblige Employer to continue to employ Executive, but it will merely require Employer to pay severance benefits to Executive under certain circumstances, as aforesaid. In addition, this CIC Agreement will be considered terminated, and of no further force and effect, if Executive ceases to be a Board-elected officer or an appointed officer or a key employee (as determined by the Board of Directors of Employer in its sole discretion and reflected in the minutes of Board of Directors after notice to Executive) of Employer prior to a Change in Control of Employer.
ARTICLE VI
RIGHTS UNDER OTHER PLANS AND AGREEMENTS
     Except as explicitly provided in Section II.1(a), the severance benefits herein provided will be in addition to, and are not intended to reduce, restrict, or eliminate, any benefit to which Executive may otherwise be entitled by virtue of his termination of employment or otherwise. Without limiting the generality of the foregoing, except set forth in the last sentence of this Article VI, all of the provisions of Executive’s Employment Agreement relevant to payments or benefits to be paid or provided to Executive by Employer under Executive’s Employment Agreement and/or the validity and enforceability of Executive’s Employment Agreement (including, without limitation, the gross up provisions set forth in Sections 15 and 16, the provisions of Section 12 relating to set-off, and the provisions of Section 18 relating to reimbursement of certain expenses) shall also apply to all payments or benefits to be paid or provided to Executive by Employer under this CIC Agreement and/or the validity and enforceability of this CIC Agreement. For the avoidance of doubt, the mandatory arbitration provisions of Section 22 of Executive’s Employment Agreement do not apply to controversies or claims arising under this CIC Agreement.

ARTICLE VII
NOTICES
     All notices and other communications provided for in this Agreement must be in writing and will be deemed to have been duly given when delivered in person (to the President of Employer in the case of notices to Employer and to Executive in the case of notices to Executive) or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, if to Employer, to its principal place of business, attention: President, and, if to Executive, to his home address last shown on the records of Employer, or to such other address or addresses as either party may furnish to the other in accordance with this Article VII.
ARTICLE VIII
GOVERNING LAW AND JURISDICTION
     This CIC Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws. If either party institutes a suit or other legal proceedings, whether in law or equity, Executive and Employer hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.
ARTICLE IX
ENTIRE AGREEMENT
     This CIC Agreement constitutes the entire understanding between Employer and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto, including, without limitation, the Prior Change in Control Agreements. No term or provision of this CIC Agreement may be changed, waived, amended, or terminated except by a written instrument.
     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this CIC Agreement, the parties have hereunto set their hands as of the date and year first above written.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By	/s/ Daniel B. Hurwitz

/s/ Scott A. Wolstein

SCOTT A. WOLSTEIN

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